Exhibit 99.1

Foamix Reports Third Quarter 2018 Financial Results and Provides Corporate Update

Conference Call and Webcast Thursday, November 8, @ 8.30 am Eastern Time

Rehovot, Israel, November 7, 2018 – Foamix Pharmaceuticals Ltd. (NASDAQ: FOMX) (“Foamix” or the “Company”), a clinical stage specialty pharmaceutical company focused on developing and commercializing proprietary topical foams to address unmet needs in dermatology, announced today its financial results for the third quarter and nine months ended September 30, 2018.

“We have recently made very substantial progress in the clinic with positive Phase 3 top line data on our two lead programs, FMX101 for the treatment of moderate-to-severe acne, and FMX103 for moderate-to-severe papulopustular rosacea,” said David Domzalski, CEO of Foamix. “The success of these programs provides further validation for our proprietary foam platform and sets us on a path to potentially have 2 products approved within a year of each other. Our clinical and regulatory teams are now focused on completing the necessary steps to prepare regulatory submissions, beginning with a planned NDA for FMX101 in the U.S. before year-end 2018.  We hope to follow this, pending the outcome of the ongoing long-term safety study, with an NDA for FMX103 in 2019.”

Clinical and Corporate Update:

•	On November 7th, announced the topline results from its Phase 3 program evaluating FMX103 1.5% minocycline foam, in the treatment of moderate-to-severe papulopustular rosacea.

o
Studies FX2016-11 and FX2016-12 met both co-primary endpoints of (1) absolute change from baseline in inflammatory lesion count at Week 12, and (2) Investigator Global Assessment (“IGA”) treatment success at Week 12, defined as an IGA score of 0 or 1, and at least a 2-grade improvement (decrease) from baseline.

o	FMX103 was found to be generally safe and well tolerated.

o	Data from study FX2016-13 evaluating the long-term safety of FMX103 are expected to be reported in the first half of 2019.

o	The Company plans to file a New Drug Application (NDA) for FMX103 as a treatment for moderate-to-severe papulopustular rosacea in 2019.

•	In September, announced positive topline results of its third Phase 3 clinical trial (FX2017-22) of FMX101 for the treatment of moderate-to-severe acne.

o
The study met both co-primary endpoints of: (1) Absolute change from baseline in inflammatory lesion count at Week 12, and (2) Investigator Global Assessment (“IGA”) treatment success at Week 12, with statistical significance.

o	The safety profile of FMX101 was found to be consistent with that determined from the two prior Phase 3 studies (FX2014-04 and FX2014-05).

o	The Company expects to file an NDA with the FDA for FMX101 in moderate-to-severe acne by the end of 2018.

•
In September, the Company completed a successful public offering in which it issued a total of 13,420,500 ordinary shares, to purchase additional shares. The total net proceeds from the transaction, net of expenses and underwriter commissions, were approximately $75.3 million.

Cash & Investments

At September 30, 2018, the Company had $110.5 million in cash and investments compared to $76.4 million at December 31, 2017. The Company anticipates that with its existing cash and investments we will be able to fund planned operating expenses and capital expenditure requirements through mid-2020. These planned expenses and expenditures include: (a) the full development and filing of an NDA for FMX101, which the Company expects to submit by the end of 2018, (b) completion of its two Phase 3 clinical trials for FMX103, (c) full development and filing of an NDA for FMX103, which the Company expect to submit in 2019, (d) certain pipeline development activities, and (e) certain pre-commercialization and launch preparations for FMX101 towards the end of 2019.

Financial Results for the Third quarter Ended September 30, 2018

Revenues

Revenues decreased by $36,000, or 4.0%, from $901,000 in the three months ended September 30, 2017 to $865,000 in the three months ended September 30, 2018. The change is due to a decrease in development service payments, which was offset by an increase in royalty payments from Bayer and LEO for sales of Finacea.

Operating Expenses

Research and Development Expenses

Research and development expenses for the three months ended September 30, 2018 were $13.1 million, representing a decrease of $2.7 million, or 17.1%, compared to $15.8 million for the three months ended September 30, 2017. The decrease in research and development expenses resulted primarily from a decrease of $3.6 million in costs relating predominantly to FMX101 and FMX103 clinical trials, offset by an increase of $434,000 in payroll and payroll-related expenses including share-based compensation primarily due to an increase in salary raises, an increase of $139,000 in advisors, consultants and other professional services expenses, and an increase of $120,000 in travel expenses.

Selling, General and Administrative Expenses

General and administrative expenses for the three months ended September 30, 2018 were $3.3 million, representing an increase of $376,000, or 13.0%, compared to $2.9 million for the three months ended September 30, 2017. The increase in selling, general and administrative expenses resulted primarily from an increase of $270,000 in payroll and payroll-related expenses including share-based compensation primarily due to an increase in headcount and salary raises, and an increase of $104,000 in expenses related to the Company’s board of directors.

Net Loss

The loss for the three months ended September 30, 2018 was $15.5 million, or ($0.38) per share, basic and diluted, compared to $17.6 million, or ($0.47) per share, basic and diluted, for the three months ended September 30, 2017, a decrease of $2.1 million.

Financial Results for the Nine Months Ended September 30, 2018

Revenues

Revenues increased by $109,000, or 4.2%, from $2.6 million in the nine months ended September 30, 2017 to $2.7 million in the nine months ended September 30, 2018. The increase is mainly due to increase in royalty payments from Bayer and LEO for sales of Finacea.

Operating Expenses

Research and Development Expenses

Research and development expenses for the nine months ended September 30, 2018 were $52.8 million, representing an increase of $10.4 million, or 24.5%, compared to $42.4 million for the nine months ended September 30, 2017. The increase in research and development expenses resulted primarily from (a) an increase of $8.5 million in costs relating predominantly to FMX101 and FMX103 clinical trials, (b) an increase of $2.0 million in payroll and payroll-related expenses, including share-based compensation, primarily due to a change in the measurement of share based compensation expenses of a consultant and an increase in headcount and salary raises, (c) an increase of $504,000 in travel expenses, and (d) an increase of $225,000 in advisors, consultants and other professional services expenses.  Such increases were offset by a decrease of $1.2 million in compensation to one of the company’s co-founders in the nine months ended September 30, 2017.

Selling, General and Administrative Expenses

General and administrative expenses for the nine months ended September 30, 2018 were $10.0 million, representing an increase of $813,000, or 8.8%, compared to $9.2 million for the nine months ended September 30, 2017. The increase in selling, general and administrative expenses resulted primarily from (a) an increase of $1.9 million in payroll and payroll-related expenses, including share-based compensation, mostly due to an increase in headcount, salary raises and accounting modification relating to share based compensation of a consultant, (b) an increase of $512,000 in advisors and other professional services expenses, and (c) an increase of $256,000 in expenses related to the Company’s board of directors. Such increases were offset by (i) a decrease of $1.5 million in compensation to one of the company’s co-founders in the nine months ended September 30, 2017, and (ii) a decrease of $201,000 in travel expenses.

Net Loss

Net loss for the nine months ended September 30, 2018 was $60.1 million, or ($1.50) per share, basic and diluted, compared to a net loss of $48.4 million, or ($1.29) per share, basic and diluted, for the nine months ended September 30, 2017, an increase of $11.7 million.

Conference Call & Webcast Thursday, November 8  @ 8:30am Eastern Time

Toll Free:	866-548-4713
International:	323-794-2093
Conference ID:	3929053
Webcast:	http://public.viavid.com/index.php?id=131716

Replays, Available through November 22:

Toll-Free:	844-512-2921
International:	412-317-6671
Conference ID:	3929053

A replay will also be archived on the Company’s website at www.foamix.com promptly after the conference call.

About Foamix

Foamix is a specialty pharmaceutical company focused on the development and commercialization of proprietary, innovative and differentiated topical drugs for dermatological therapy. Our leading clinical stage product candidates are FMX101, our novel minocycline foam for the treatment of moderate-to-severe acne and FMX103, our novel minocycline foam for the treatment of rosacea. We continue to pursue research & development of our proprietary, innovative foam technologies for the treatment of various skin conditions. We currently have development and license agreements relating to our technology with various pharmaceutical companies including LEO Pharma and others.

Foamix uses its website (www.Foamix.com) as a channel to distribute information about Foamix and its product candidates from time to time. Foamix may use its website to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor the Foamix website in addition to following its press releases, filings with the Securities & Exchange Commission (“SEC”), public conference calls, and webcasts.

Cautionary Note Regarding Forward-Looking Statements

This release includes forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and the safe harbor provisions created by those sections. Forward-looking statements are statements that are not historical facts, such as statements regarding assumptions, expectations, forecasts, beliefs or intentions related to financial results, commercial results, timing and results of clinical trials and U.S. FDA and other regulatory agencies authorizations. Forward-looking statements are based on our current knowledge and our present beliefs and expectations regarding possible future events and are subject to risks, uncertainties and assumptions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors including, but not limited to, unexpected delays in clinical trials or announcement of results, excess costs or unfavorable results of clinical trials, delays or denial in the U.S. FDA approval process, additional competition in the acne and dermatology markets, denial of reimbursement by third party payors or inability to raise additional capital, our ability to recruit and retain key employees and our ability to stay in compliance with applicable laws, rules and regulations. We discuss many of these risks in greater detail in our annual and other periodic filings with the SEC, including under the heading “Risk Factors” in our most recent annual report. Although we believe these forward-looking statements are reasonable, they speak only as of the date of this announcement and Foamix undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law. Given these risks and uncertainties, you should not rely upon forward-looking statements as predictions of future events.

Contact:	U.S. Investor Relations
Ilan Hadar, CFO	Michael Rice
Foamix Pharmaceuticals Ltd.	LifeSci Advisors, LLC
+972-8-9316233	646-597-6979
ilan.hadar@foamixpharma.com	mrice@lifesciadvisors.com

Media
Elizabeth Tang, PhD
LifeSci Public Relations
646-863-0222
elizabeth@lifescipublicrelations.com

FOAMIX PHARMACEUTICALS LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands, except per share data)
(Unaudited)

	September 30, 2018	December 31, 2017
A s s e t s
CURRENT ASSETS:
Cash and cash equivalents	$87,877	$15,956
Restricted cash	250	250
Short term bank deposits	6,099	19,443
Investment in marketable securities	15,041	31,797
Restricted investment in marketable securities	277	290
Accounts receivable:
Trade	889	996
Other	1,624	772
TOTAL CURRENT ASSETS	112,057	69,504

NON-CURRENT ASSETS:
Investment in marketable securities	793	8,533
Restricted investment in marketable securities	137	143
Property and equipment, net	2,157	2,042
Other	43	32
TOTAL NON-CURRENT ASSETS	3,130	10,750

TOTAL ASSETS	$115,187	$80,254

	September 30, 2018	December 31, 2017
Liabilities and shareholders’ equity
CURRENT LIABILITIES:
Accounts payable and accruals:
Trade	$5,322	$6,436
Deferred revenues	-	62
Other	3,714	3,730
TOTAL CURRENT LIABILITIES	9,036	10,228

LONG-TERM LIABILITIES:
Liability for employee severance benefits	379	437
Other liabilities	714	988
TOTAL LONG-TERM LIABILITIES	1,093	1,425
TOTAL LIABILITIES	10,129	11,653

SHAREHOLDERS’ EQUITY:
Ordinary Shares, NIS 0.16 par value - authorized: 90,000,000 Ordinary Shares as of September 30, 2018 and December 31, 2017; issued and outstanding: 54,270,174 and 37,498,128 Ordinary Shares as of September 30, 2018 and December 31, 2017, respectively	2,327	1,576
Additional paid-in capital	304,119	208,364
Accumulated deficit	(201,331)	(141,281)
Accumulated other comprehensive loss	(57)	(58)
TOTAL SHAREHOLDERS’ EQUITY	105,058	68,601
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$115,187	$80,254

FOAMIX PHARMACEUTICALS LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(U.S. dollars in thousands, except per share data)
(Unaudited)

	Nine months ended September 30,		Three months ended September 30,
	2018	2017	2018	2017
REVENUES	$2,735	$2,626	$865	$901
COST OF REVENUES	-	11	-	11
GROSS PROFIT	2,735	2,615	865	890
OPERATING EXPENSES:
Research and development	52,809	42,400	13,142	15,785
Selling, general and administrative	10,019	9,206	3,309	2,933
TOTAL OPERATING EXPENSES	62,828	51,606	16,451	18,718
OPERATING LOSS	60,093	48,991	15,586	17,828
FINANCE INCOME, net	(471)	(846)	(119)	(302)
LOSS BEFORE INCOME TAX	59,622	48,145	15,467	17,526
INCOME TAX	463	209	13	57
NET LOSS FOR THE PERIOD	$60,085	$48,354	$15,480	$17,583

LOSS PER SHARE BASIC AND DILUTED	$1.50	$1.29	$0.38	$0.47

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING USED IN COMPUTATION OF BASIC AND DILUTED LOSS PER SHARE IN THOUSANDS	39,932	37,347	40,873	37,431